Exhibit 99.1

NEWS RELEASE

Valvoline Reports Second-Quarter Fiscal 2018 Results
For the quarter, Valvoline Instant Oil Change (VIOC) delivers system-wide same-store sales (SSS) growth of 9.6 percent, Core North America premium mix increases 320 basis points and International volume, including unconsolidated joint ventures, grows 3 percent

•	Reported net income of $67 million and earnings per diluted share (EPS) of $0.33

•	Adjusted EPS of $0.34 and a 6 percent increase in adjusted EBITDA to $122 million

•	Lubricant volume growth of 1 percent to 45.5 million gallons

•	VIOC system-wide SSS growth of 9.6 percent

•	Repurchased 3.7 million shares for $87 million

•	Narrows adjusted EBITDA guidance to $480 to $490 million
LEXINGTON, Ky., May 2, 2018 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its second fiscal quarter ended March 31, 2018.
Reported second-quarter 2018 net income and EPS were $67 million and $0.33, respectively. These results included after-tax income of $7 million ($0.03 per diluted share) related to non-service pension and other post-employment benefit (OPEB) income and after-tax expenses of $6 million ($0.03 per diluted share) for legacy and other separation-related costs and $2 million ($0.01 per diluted share) related to U.S. tax reform.
Reported second-quarter 2017 net income and EPS were $71 million and $0.35, respectively, which included after-tax income of $10 million ($0.05 per diluted share) related to non-service pension and OPEB income and after-tax expenses of $4 million ($0.02 per diluted share) for legacy and other separation-related costs.
Adjusted second-quarter 2018 net income and adjusted EPS, excluding the impact of tax reform, pension income and legacy and other separation-related costs, were $68 million and $0.34, respectively, compared to adjusted net income of $65 million and adjusted EPS of $0.32 in the prior year period. (See Table 7 for reconciliation of adjusted net income and adjusted EPS.)
Second-quarter results were driven by the ongoing strength of SSS in VIOC and strong margin and joint venture performance in International, which were partially offset by weaker Core North America branded volumes and margin. Adjusted EBITDA of $122 million grew 6 percent compared to the prior year period.

"Overall performance in the second quarter was in line with our expectations," said Chief Executive Officer Sam Mitchell. "The benefit of our multi-channel model was evident in the quarter with strong performance in Quick Lubes and International, offsetting results in Core North America where short-term margin pressure negatively impacted profitability.
"In keeping with our capital allocation framework, we returned $102 million of cash to shareholders through dividends and share repurchases during the quarter."
Operating Segment Results for the Second Quarter
Core North America

•	Lubricant volume was flat at 24.6 million gallons

•	Branded premium mix increased 320 basis points to 49.7%

•	Operating income declined 19% to $46 million, EBITDA declined 17% to $50 million
Core North America's total lubricant volume was flat in the quarter, resulting from gains in non-branded volume, offset by a modest decline in branded volume. The decline in branded volume was in the DIY channel.
Branded premium mix continued to improve, increasing by 320 basis points to 49.7 percent. Benefits of premium mix and pricing actions were offset by transitory items, including the timing of promotional expenses, costs related to the transition to new packaging and negative price-cost lag. These factors, combined with unfavorable channel mix, led to the decline in segment profitability.
Valvoline expects volume growth, favorable mix and normalized expenses to drive improved Core North America performance in the second half of the year.
Quick Lubes

•	VIOC SSS increased 9.6% overall, 11.2% for company-owned stores and 8.5% for franchised stores

•	Operating income grew 23% to $38 million and EBITDA grew 28% to $46 million

•	VIOC ended the quarter with 1,141 total stores, a net increase of 2 during the period and 33 over the prior year
The Quick Lubes operating segment, a key growth engine for the company, had an exceptional quarter. Growth in SSS was the result of both increased transactions and average ticket. Transactions benefited from the strength of VIOC's ongoing customer acquisition and retention programs, while pricing and record premium mix in the quarter were the primary drivers of improvements in average ticket.
Sales and segment EBITDA growth were driven by increased SSS and the addition of 33 net new stores as compared to the prior year, as well as the acquisition of 56 franchise locations in the first quarter.
International

•	Lubricant volume grew 1% to 15.0 million gallons, 3% including unconsolidated joint ventures

•	Lubricant volume from unconsolidated joint ventures grew 5%, to 9.6 million gallons

•	Operating income grew 33% to $24 million, EBITDA grew 37% to $26 million
International segment EBITDA grew $7 million in the quarter, with $5 million resulting from pricing actions, improved margins and strong performance from our joint ventures in India and China, along with a $2 million benefit from foreign exchange.

Volume grew modestly compared to strong volume in the prior year period, although less than the company's long-term growth expectations. Valvoline anticipates stronger second-half volume, leading to mid-single digit volume growth for the full year.
Balance Sheet and Cash Flow

•	Total debt of approximately $1.2 billion and net debt of approximately $1.1 billion

•	Year-to-date cash flow from operations of $108 million and free cash flow of $78 million

•	Repurchased 3.7 million shares for $87 million in the second quarter
The $38 million increase in year-to-date cash flow from operations versus the prior period was primarily driven by lower cash tax payments.
Corporate Developments
Valvoline today announced plans to build its first blending and packaging plant in China, as part of its strategy to accelerate growth across key markets where demand for premium lubricants is growing. The approximate $70 million investment will create a more efficient and effective local supply chain and enable faster-to-market new products and packaging to help meet the growing demand for premium lubricants and coolants in China. Valvoline expects the plant to begin production by the end of calendar 2020 with annual capacity in excess of 30 million gallons of lubricants.
Fiscal 2018 Outlook
"We anticipate strong volume and SSS growth in the second half," Mitchell said. "We are narrowing our fiscal 2018 adjusted EBITDA guidance to $480 to $490 million, which reflects the modest negative impact of the current raw material cost environment.
"We expect our Quick Lubes and International businesses to continue their momentum, and we have initiatives in place which we believe will drive improved results in Core North America."
Fiscal 2018 updated full-year expectations:

	Updated Outlook	Prior Outlook
Operating Segments
Lubricant gallons	no change	3-4%
Revenues	no change	10-12%
New stores
VIOC company-owned (excluding franchise conversions)	no change	23-25
VIOC franchised (excluding franchise conversions)	no change	25-35
VIOC same-store sales	6.5-7.5%	5-7%
Adjusted EBITDA (excluding pension & OPEB income)	$480-$490 million	$480-$500 million
Corporate Items
Pension & OPEB income (excluding remeasurements)	no change	$40 million
Adjusted effective tax rate	no change	27-28%
Diluted adjusted EPS (excluding pension & OPEB income)	$1.31-$1.38	$1.30-$1.38
Capital expenditures	$85-$95 million	$80-$90 million
Free cash flow	$260-$280 million	$260-$290 million
Valvoline's outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in 2018 but would not impact non-GAAP adjusted results.
Conference Call Webcast
Valvoline will host a live audio webcast of its second-quarter fiscal 2018 conference call at 9 a.m. ET on Thursday, May 3, 2018. The webcast and supporting materials will be accessible through Valvoline's website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.
Basis of Presentation
For periods following Valvoline's initial public offering in September 2016, various assets and liabilities were transferred to Valvoline from its former parent company, Ashland Global Holdings Inc. ("Ashland"), and Valvoline operated as a stand-alone business with arms-length transition service agreements with Ashland. On May 12, 2017, Ashland distributed its remaining interest in Valvoline to Ashland shareholders, completing Valvoline's separation from Ashland (the "Separation").
Valvoline's consolidated and segment results for periods prior to the Separation are not necessarily indicative of the company's future performance and do not reflect what the company's financial performance would have been had it been an independent public company during the period presented.
Additionally, certain prior-year amounts have been reclassified to conform to current-year presentation. In particular, Valvoline early adopted new accounting guidance, effective for fiscal 2018, which reclassifies non-service pension and OPEB income as non-operating income.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline's ongoing business performance, certain items within this news release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this news release.
The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;

•
Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan non-service income and remeasurement adjustments; impairment of equity investment; and other items (which can include costs related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);

•	Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;

•
Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA, above, as well as the estimated net impact of the enactment of tax reform; and

•	Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP, and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.
Adjusted EBITDA, Adjusted net income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan non-service income and remeasurement adjustments, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures will continue to include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.
Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.
Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS, you should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.
About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, Valvoline's heritage spans over 150 years, during which it has developed powerful brand recognition across multiple product and service channels. The highly trusted brand ranks as the No. 3 passenger car motor oil brand in the DIY market by volume and the No. 2 quick-lube chain by number of stores in the United States. The company operates and franchises more than 1,100 Valvoline Instant Oil ChangeSM centers in the United States. It also markets Valvoline lubricants and automotive chemicals, including the new ValvolineTM Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and ZerexTM antifreeze. To learn more, visit www.valvoline.com.
Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline's business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made, and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline's most recently filed periodic reports on Forms 10-K and Form 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2018	2017	2018	2017
Sales	$569	$514	$1,114	$1,003
Cost of sales	362	316	712	620
GROSS PROFIT	207	198	402	383
Selling, general and administrative expenses	111	97	218	192
Legacy and separation-related expenses, net	8	6	17	12
Equity and other income	(12)	(5)	(21)	(15)
OPERATING INCOME	100	100	188	194
Net pension and other postretirement plan non-service income and remeasurement adjustments	(10)	(17)	(20)	(43)
Net interest and other financing expenses	16	8	30	18
INCOME BEFORE INCOME TAXES	94	109	178	219
Income tax expense	27	38	121	76
NET INCOME	$67	$71	$57	$143

NET EARNINGS PER SHARE
BASIC	$0.33	$0.35	$0.28	$0.70
DILUTED	$0.33	$0.35	$0.28	$0.70

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	200	205	201	205
DILUTED	200	205	202	205

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	March 31	September 30
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$127	$201
Accounts receivable, net	435	385
Inventories, net	194	175
Other current assets	39	29
Total current assets	795	790

Noncurrent assets
Property, plant and equipment, net	390	391
Goodwill and intangibles, net	396	335
Equity method investments	34	30
Deferred income taxes	171	281
Other noncurrent assets	83	88
Total noncurrent assets	1,074	1,125

Total assets	$1,869	$1,915

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt	$—	$75
Current portion of long-term debt	23	15
Trade and other payables	194	192
Accrued expenses and other liabilities	198	196
Total current liabilities	415	478

Noncurrent liabilities
Long-term debt	1,183	1,034
Employee benefit obligations	316	342
Other noncurrent liabilities	181	178
Total noncurrent liabilities	1,680	1,554

Stockholders’ deficit	(226)	(117)

Total liabilities and stockholders' deficit	$1,869	$1,915

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Six months ended
	March 31
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$57	$143
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	25	18
Debt issuance cost and discount amortization	1	2
Deferred income taxes	65	—
Equity income from affiliates	(9)	(7)
Distributions from equity affiliates	5	3
Pension contributions	(9)	(10)
Gain on pension and other postretirement plan remeasurements	—	(8)
Gain on sale of assets	(4)	—
Foreign currency exchange loss	1	—
Stock-based compensation expense	7	3
Change in operating assets and liabilities (a)	(31)	(74)
Total cash provided by operating activities	108	70

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(30)	(27)
Acquisitions, net of cash acquired	(67)	(48)
Proceeds from sale of operations	5	—
Other investing activities, net	1	(1)
Total cash used in investing activities	(91)	(76)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Ashland	—	(2)
Proceeds from borrowings, net of issuance costs	95	75
Repayments on borrowings	(15)	(83)
Repurchases of common stock	(123)	—
Purchase of additional ownership in subsidiary	(15)	—
Cash dividends paid	(30)	(20)
Other financing activities	(5)	—
Total cash used in financing activities	(93)	(30)
Effect of currency exchange rate changes on cash and cash equivalents	2	(1)
DECREASE IN CASH AND CASH EQUIVALENTS	(74)	(37)
Cash and cash equivalents - beginning of period	201	172
CASH AND CASH EQUIVALENTS - END OF PERIOD	$127	$135

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	March 31
	2018				2017
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Core North America	$258	$46	$4	$50	$253	$57	$3	$60
Quick Lubes	158	38	8	46	128	31	5	36
International	153	24	2	26	133	18	1	19
Total operating segments	569	108	14	122	514	106	9	115
Unallocated and other (a)		(8)		2		(6)		11
Total results	569	100	14	124	514	100	9	126
Key items:
Pension and other postretirement plan non-service income		—		(10)		—		(17)
Legacy and separation-related expenses, net		8		8		6		6
Adjusted results	$569	$108	$14	$122	$514	$106	$9	$115

	Six months ended
	March 31
	2018				2017
	Sales	Operating income (loss)	Depreciation and amortization	EBITDA	Sales	Operating income (loss)	Depreciation and amortization	EBITDA
Core North America	$509	$89	$8	$97	$490	$108	$6	$114
Quick Lubes	312	73	14	87	255	60	10	70
International	293	43	3	46	258	38	2	40
Total operating segments	1,114	205	25	230	1,003	206	18	224
Unallocated and other (a)		(17)		3		(12)		31
Total results	1,114	188	25	233	1,003	194	18	255
Key items:
Pension and other postretirement plan non-service income		—		(20)		—		(35)
Legacy and separation-related expenses, net		17		17		12		12
Gain on pension and other postretirement plan remeasurements		—		—		—		(8)
Adjusted results	$1,114	$205	$25	$230	$1,003	$206	$18	$224

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, separation costs and certain other corporate and non-operational costs.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2018	2017	2018	2017
CORE NORTH AMERICA
Lubricant sales (gallons)	24.6	24.6	48.4	48.7
Premium lubricants (percent of U.S. branded volumes)	49.7%	46.5%	48.8%	45.2%
Gross profit as a percent of sales (a)	37.6%	42.2%	37.7%	41.6%
QUICK LUBES
Lubricant sales (gallons)	5.9	5.5	11.6	10.8
Premium lubricants (percent of U.S. branded volumes)	62.2%	59.5%	61.8%	59.1%
Gross profit as a percent of sales (a)	40.1%	39.7%	40.3%	39.9%
Valvoline operated same-store sales	11.2%	2.1%	9.6%	5.7%
Franchised same-store sales	8.5%	4.7%	8.3%	6.7%
INTERNATIONAL
Lubricant sales (gallons) (b)	15.0	14.9	29.3	28.6
Lubricant sales (gallons), including unconsolidated joint ventures	24.6	24.0	49.7	47.0
Premium lubricants (percent of lubricant volumes)	26.3%	26.6%	27.0%	27.0%
Gross profit as a percent of sales (a)	29.6%	30.5%	28.9%	30.6%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017

Beginning of period	442	384	383	374	347
Opened	—	2	2	1	—
Acquired	2	—	1	—	28
Net conversions between company-owned and franchise	1	56	—	9	—
Closed	—	—	(2)	(1)	(1)
End of period	445	442	384	383	374

	Franchise
	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017

Beginning of period	697	743	730	734	729
Opened	2	11	15	6	7
Acquired	—	—	—	—	—
Net conversions between company-owned and franchise	(1)	(56)	—	(9)	—
Closed	(2)	(1)	(2)	(1)	(2)
End of period	696	697	743	730	734

Total VIOC Stores	1,141	1,139	1,127	1,113	1,108

	Express Care
	Second Quarter 2018	First Quarter 2018	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017

Number of locations at end of period	323	320	316	316	313

Valvoline Inc. and Consolidated Subsidiaries				Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Six months ended
	March 31		March 31
	2018	2017	2018	2017

Reported net income	$67	$71	$57	$143
Adjustments:
Pension and other postretirement plan non-service income	(10)	(17)	(20)	(35)
Legacy and separation-related expenses, net	8	6	17	12
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Total adjustments, pre-tax	(2)	(11)	(3)	(31)
Income tax expense of adjustments	1	5	—	13
U.S. tax reform legislation	2	—	73	—
Total adjustments, after tax	1	(6)	70	(18)
Adjusted net income	$68	$65	$127	$125

Reported diluted earnings per share	$0.33	$0.35	$0.28	$0.70
Adjusted diluted earnings per share	$0.34	$0.32	$0.63	$0.61

Weighted average diluted common shares outstanding	200	205	202	205

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Six months ended
	March 31		March 31
	2018	2017	2018	2017
Adjusted EBITDA - Valvoline
Net income	$67	$71	$57	$143
Add:
Income tax expense	27	38	121	76
Net interest and other financing expenses	16	8	30	18
Depreciation and amortization	14	9	25	18
EBITDA	124	126	233	255
Key items: (a)
Pension and other postretirement plan non-service income	(10)	(17)	(20)	(35)
Legacy and separation-related expenses, net	8	6	17	12
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Adjusted EBITDA	$122	$115	$230	$224

Adjusted EBITDA - Unallocated and Other
Operating loss	$(8)	$(6)	$(17)	$(12)
Add:
Depreciation and amortization	—	—	—	—
Pension and other postretirement plan non-service income	10	17	20	35
Gain on pension and other postretirement plan remeasurements	—	—	—	8
EBITDA	2	11	3	31
Pension and other postretirement plan non-service income	(10)	(17)	(20)	(35)
Legacy and separation-related expenses, net	8	6	17	12
Gain on pension and other postretirement plan remeasurements	—	—	—	(8)
Adjusted EBITDA	$—	$—	$—	$—

(a) All key items were recorded in Unallocated and Other. The table above reconciles Unallocated and Other operating loss and relevant other items below operating loss, as applicable, to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Six months ended
	March 31
Free cash flow (a)	2018	2017
Total cash flows provided by operating activities	$108	$70
Adjustments:
Additions to property, plant and equipment	(30)	(27)
Free cash flow	$78	$43

		Fiscal year
Free cash flow (a)		2018 Outlook
Total cash flows provided by operating activities		$345 - $375
Adjustments:
Additions to property, plant and equipment		(85 - 95)
Free cash flow		$260 - $280

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.